Citigroup Inc.	June 28, 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013-CMTNH0119 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-172562
237,500 Enhanced Trigger Jump Securities Based Upon the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due July 1, 2016

Overview

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The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the performance of the worst performing of the S&P 500® Index and the Russell 2000® Index (each, an “index”), each as measured from its initial index level to its final index level. Your return on the securities will depend solely on the performance of the worst performing index, and you will not benefit in any way from the performance of the better performing index.

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The securities offer a minimum positive return at maturity so long as the final index level of the worst performing index is greater than or equal to 70.00% of its initial index level, and 1-to-1 participation in any appreciation of the worst performing index in excess of that minimum return. However, if the final index level of the worst performing index is less than 70.00% of its initial index level, you will have full downside exposure to the depreciation of the worst performing index and will lose 1% of the stated principal amount of your securities for every 1% by which the final index level of the worst performing index is less than its initial index level.  Investors in the securities must be willing to (i) accept the risks of both indices and full downside exposure to the worst performing index if it depreciates by more than 30%, (ii) forgo any participation in the performance of the better performing index, (iii) forgo interest on the securities and (iv) forgo any dividends that may be paid on the stocks that constitute either index.

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In order to obtain the exposure that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations.

KEY TERMS
Indices:	The S&P 500® Index (ticker symbol: “SPX”) and the Russell 2000® Index (ticker symbol: “RTY”)
Aggregate stated principal amount:	$2,375,000
Stated principal amount:	$10 per security
Pricing date:	June 28, 2013
Issue date:	July 3, 2013
Valuation date:	June 28, 2016, subject to postponement if such date is not a scheduled trading day with respect to either index or if certain market disruption events occur with respect to either index
Maturity date:	July 1, 2016
Payment at maturity:
For each $10 security you hold at maturity:
▪      If the final index level of the worst performing index is greater than or equal to the applicable trigger level:
$10 + the greater of (i) the fixed return amount and (ii) $10 × the index percent change of the worst performing index
▪      If the final index level of the worst performing index is less than the applicable trigger level:
$10 × the index performance factor of the worst performing index
If the final index level of the worst performing index is less than the applicable trigger level, your payment at maturity will be less, and possibly significantly less, than $7.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial index level:	• S&P 500® Index: 1,606.28 (its closing level on the pricing date) • Russell 2000® Index: 977.48 (its closing level on the pricing date)
Final index level:	For each index, its closing level of the index on the valuation date
Fixed return amount:
$1.225 per security (12.25% of the stated principal amount). You will receive the fixed return amount only if the final index level of the worst performing index is greater than or equal to the applicable trigger level.

Index performance factor:	For each index, its final index level divided by its initial index level
Index percent change:	For each index, its final index level minus its initial index level, divided by its initial index level
Trigger level:	• S&P 500® Index: 1,124.396 (70.00% of its initial index level) • Russell 2000® Index: 684.236 (70.00% of its initial index level)
Worst performing index:	The index with the lowest index performance factor
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	173095340 / US1730953403
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$10.00	$0.30	$9.70
Total:	$2,375,000.00	$71,250.00	$2,303,750.00
(1) On the date of this pricing supplement, the estimated value of the securities is $9.411 per security. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.
(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-02-02 dated December 27, 2012	Underlying Supplement No. 2 dated December 27, 2012

Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
237,500 Enhanced Trigger Jump Securities Based Upon the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due July 1, 2016

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the indices that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level for the worst performing index. Your payment at maturity will depend solely on the performance of the worst performing index, regardless of the performance of the other index.

Investors in the securities will not receive any dividends on the stocks that constitute either index. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in either index or the stocks that constitute either index” below.

Enhanced Trigger Jump Securities Payment at Maturity Diagram

Your actual payment at maturity per security will depend on the final index level of each index. The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level of the worst performing index is greater than or less than the applicable trigger level and by how much.

June 2013	PS-2

Citigroup Inc.
237,500 Enhanced Trigger Jump Securities Based Upon the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due July 1, 2016

Example 1—Upside Scenario A. The hypothetical final index level of the S&P 500® Index is 1,927.54 (a 20.00% increase from its initial index level) and the hypothetical final index level of the Russell 2000® Index is 1,270.72 (a 30.00% increase from its initial index level). The worst performing index is the index with the lowest index performance factor, which is calculated for each index as follows:

Index performance factor of the S&P 500® Index	=	final index level / initial index level = 1,927.54 / 1606.28 = 1.2
Index performance factor of the Russell 2000® Index	=	final index level / initial index level = 1,270.72 / 977.48 = 1.3

Because the index performance factor of the S&P 500® Index is lower than the index performance factor of the Russell 2000® Index in this example, the S&P 500® Index would be the worst performing index. In this scenario, because the final index level of the worst performing index is greater than the applicable trigger level, the payment at maturity per security would be calculated as follows:

Payment at maturity per security	=	$10.00 + the greater of (i) the fixed return amount and (ii) $10.00 × the index percent change of the worst performing index
	=	$10.00 + the greater of (i) $1.225 and (ii) $10.00 × 20.00%
	=	$10.00 + the greater of (i) $1.225 and (ii) $2.00
	=	$10.00 + $2.00
	=	$12.00

In this scenario, the worst performing index has appreciated by more than the fixed return at maturity of 12.25%, and you would therefore participate on a 1-to-1 basis in the appreciation of the worst performing index from its initial index level to its final index level, for a total return at maturity of 20.00%.

Example 2—Upside Scenario B. The hypothetical final index level of the S&P 500® Index is 2,088.16 (a 30.00% increase from its initial index level) and the hypothetical final index level of the Russell 2000® Index is 879.73 (a 10.00% decrease from its initial index level). The worst performing index is the index with the lowest index performance factor, which is calculated for each index as follows:

Index performance factor of the S&P 500® Index	=	final index level / initial index level = 2,088.16 / 1606.28 = 1.3
Index performance factor of the Russell 2000® Index	=	final index level / initial index level = 879.73 / 977.48 = 0.9

Because the index performance factor of the Russell 2000® Index is lower than the index performance factor of the S&P 500® Index in this example, the Russell 2000® Index would be the worst performing index. In this scenario, because the final index level of the worst performing index is greater than the applicable trigger level, the payment at maturity per security would be calculated as follows:

Payment at maturity per security	=	$10.00 + the greater of (i) the fixed return amount and (ii) $10.00 × the index percent change of the worst performing index
	=	$10.00 + the greater of (i) $1.225 and (ii) $10.00 × –10.00%
	=	$10.00 + the greater of (i) $1.225 and (ii) –$1.00
	=	$10.00 + $1.225
	=	$11.225

In this scenario, the worst performing index has depreciated from its initial index level to its final index level, but the final index level of the worst performing index is greater than the applicable trigger level. Accordingly, your total return on the securities at maturity in this scenario would equal the fixed return at maturity of 12.25%.

Example 3—Downside Scenario.  The hypothetical final index level of the S&P 500® Index is 1,525.97 (a 5.00% decrease from its initial index level) and the hypothetical final index level of the Russell 2000® Index is 488.74 (a 50.00% decrease from its initial index level). The worst performing index is the index with the lowest index performance factor, which is calculated for each index as follows:

Index performance factor of the S&P 500® Index	=	final index level / initial index level = 1,525.97 / 1606.28 = 0.95
Index performance factor of the Russell 2000® Index	=	final index level / initial index level = 488.74 / 977.48 = 0.5

Because the index performance factor of the Russell 2000® Index is lower than the index performance factor of the S&P 500® Index in this example, the Russell 2000® Index would be the worst performing index. In this scenario, because the final index level of the worst performing index is less than the applicable trigger level, the payment at maturity per security would be calculated as follows:

Payment at maturity per security	=	$10.00 × the index performance factor of the worst performing index
	=	$10.00 × 0.5
	=	$5.00

In this scenario, the worst performing index has depreciated by more than 30.00% from its initial index level to its final index level, which is less than the applicable trigger level. Accordingly, your payment at maturity in this scenario would reflect 1-to-1 exposure to the depreciation of the worst performing index from its initial index level to its final index level.

June 2013	PS-3

Citigroup Inc.
237,500 Enhanced Trigger Jump Securities Based Upon the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due July 1, 2016

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with both of the indices. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

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You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the worst performing index. If the final index level of either index is less than the applicable trigger level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level of the worst performing index is less than its initial index level, regardless of the performance of the other index. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

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The trigger feature of the securities exposes you to particular risks. If the final index level of the worst performing index is less than the applicable trigger level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level of the worst performing index is less than its initial index level. Although you will receive a minimum positive return if the worst performing index depreciates by 30.00% or less from its initial index level to its final index level, you will have full downside exposure to the worst performing index if it depreciates by more than 30.00%. As a result, you may lose your entire investment in the securities.

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The securities do not pay interest.  Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

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The securities are subject to the risks of both indices and will be negatively affected if either performs poorly, even if the other performs well.  You are subject to risks associated with both indices. If either index performs poorly, you will be negatively affected, even if the other index performs well. The securities are not linked to a basket composed of the indices, where the better performance of one could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the indices is the worst performing index.

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You will not benefit in any way from the performance of the better performing index.  The payment at maturity of the securities depends solely on the performance of the worst performing index, and you will not benefit in any way from the performance of the better performing index. The securities may underperform a direct investment in both of the indices or an alternative investment linked to a basket composed of the indices, since in either such case the performance of the better performing index would be blended with the performance of the worst performing index, resulting in a better return than the return of the worst performing index.

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You will be subject to risks relating to the relationship between the indices.  It is preferable from your perspective for the indices to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the indices will not exhibit this relationship. The less correlated the indices, the more likely it is that one or the other of the indices will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the indices to perform poorly; the performance of the index that is not the worst performing index is not relevant to your return on the securities. It is impossible to predict what the relationship between the indices will be over the term of the securities. Although the indices both represent portions of the U.S. equity markets, it is important to understand that they represent different portions of the U.S. markets which may not perform similarly over the term of the securities.

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Investing in the securities is not equivalent to investing in either index or the stocks that constitute either index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute either index. As of June 28, 2013, the average dividend yield of the S&P 500® Index was 2.13% per year, which, if this dividend yield remained constant for the term of the securities, would be equivalent to 6.39% (assuming no reinvestment of dividends) over the term of the securities. As of June 28, 2013, the average dividend yield of the Russell 2000® Index was 1.79% per year, which, if this dividend yield remained constant for the term of the securities, would be equivalent to 5.37% (assuming no reinvestment of dividends) over the term of the securities. However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as the dividend yield or the average dividend yield over any period.

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Your payment at maturity depends on the closing levels of the indices on a single day. Because your payment at maturity depends on the closing levels of the indices solely on the valuation date, you are subject to the risk that the closing levels of the

June 2013	PS-4

Citigroup Inc.
237,500 Enhanced Trigger Jump Securities Based Upon the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due July 1, 2016

indices on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the indices that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the indices, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

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The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

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The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

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The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the indices, dividend yields on the stocks that constitute the indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

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The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

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The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.  Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

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The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the indices and a number of other factors, including the price and volatility of the stocks that constitute the indices, the correlation between the indices, dividend yields on the stocks that constitute the indices, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market

June 2013	PS-5

Citigroup Inc.
237,500 Enhanced Trigger Jump Securities Based Upon the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due July 1, 2016

rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

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Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

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The securities are linked to the Russell 2000® Index and will be subject to risks associated with small capitalization stocks.  The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

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Our offering of the securities is not a recommendation of either index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the indices or in instruments related to the indices or the stocks that constitute the indices, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the indices. These and other of our affiliates’ activities may adversely affect the levels of the indices in a way that has a negative impact on your interests as a holder of the securities.

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The levels of the indices may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who likely take positions directly in the stocks that constitute the indices or in instruments related to the indices. Our affiliates also trade the stocks that constitute the indices and other financial instruments related to the indices on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the levels of the indices in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

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We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the indices, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

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The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events or the discontinuance of either index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

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Adjustments to either index may affect the value of your securities. S&P Dow Jones Indices LLC, as publisher of the S&P 500® Index, or Russell Investment Group, as publisher of the Russell 2000® Index, may add, delete or substitute the stocks that constitute either index or make other methodological changes that could affect the level of either index. S&P Dow Jones Indices LLC or Russell Investment Group may discontinue or suspend calculation or publication of either index at any time without regard to your interests as holders of the securities.

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The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

June 2013	PS-6

Citigroup Inc.
237,500 Enhanced Trigger Jump Securities Based Upon the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due July 1, 2016

Information about the S&P 500® Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement. Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index, including certain risks that are associated with an investment linked to the S&P 500® Index.

Historical Information

The closing level of the S&P 500® Index on June 28, 2013 was 1,606.28. The graph below shows the closing level of the S&P 500® Index for each day such level was available from January 2, 2008 to June 28, 2013. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the S&P 500® Index as an indication of future performance.

Information about the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by Russell Investments, a subsidiary of Russell Investment Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—Russell 2000® Index—License with Russell” in the accompanying underlying supplement. Please refer to the sections “Risk Factors” and “Equity Index Descriptions—Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index, including certain risks that are associated with an investment linked to the Russell 2000® Index.

June 2013	PS-7

Citigroup Inc.
237,500 Enhanced Trigger Jump Securities Based Upon the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due July 1, 2016

Historical Information

The closing level of the Russell 2000® Index on June 28, 2013 was 977.48. The graph below shows the closing level of the Russell 2000® Index for each day such level was available from January 2, 2008 to June 28, 2013. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Russell 2000® Index as an indication of future performance.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon a sale or exchange of the securities, or retirement of the securities at maturity, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the securities. Such gain or loss should be long-term capital gain or loss if you held the securities for more than one year.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

June 2013	PS-8

Citigroup Inc.
237,500 Enhanced Trigger Jump Securities Based Upon the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due July 1, 2016

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter for the sale of the securities, will receive an underwriting discount of $0.30 for each security sold in this offering. Certain selected dealers affiliated with CGMI, including Morgan Stanley Smith Barney LLC, and their financial advisors will collectively receive from CGMI a fixed selling concession of $0.30 for each security they sell. See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement and prospectus supplement and “Plan of Distribution” in the accompanying prospectus for additional information.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing level of either index and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Certain Additional Selling Restrictions

Chile

The securities are being offered as of the date hereof solely to Qualified Investors (Inversionistas Calificados) pursuant to the private placement exemption provided by General Rule No. 306 of the Superintendencia de Valores Y Seguros (the “SVS”). The offering of the securities has not been and will not be registered with the Chilean Securities Registry or the Registry of Foreign Securities of the SVS and, therefore, the securities are not subject to oversight by the SVS and may not be sold publicly in Chile. The issuer of the securities is not obligated to make information available publicly in Chile regarding the securities.

Peru

The information contained in this pricing supplement has not been reviewed by the Superintendencia del Mercado de Valores (Peruvian Securities Market Superintendency or SMV; formerly, the Comisión Nacional Supervisora de Empresas y Valores or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Uruguay

In Uruguay, the securities are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 18.627, as amended. The securities are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond

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Citigroup Inc.
237,500 Enhanced Trigger Jump Securities Based Upon the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due July 1, 2016

(the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period.

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 762-9666). All other clients may contact their local brokerage representative.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated January 17, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on January 17, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities nor the issuance and delivery of the securities, nor the compliance by Citigroup Inc. with the terms of the securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2013 Citigroup Global Markets, Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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